Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Summit Materials, LLC:

We consent to the use of our report dated March 27, 2013, with respect to the consolidated balance sheet of Summit Materials, LLC as of December 29, 2012, and the related consolidated statements of operations, comprehensive (loss) income, cash flows and changes in redeemable noncontrolling interest and member’s interest for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

May 24, 2013